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                                                                   EXHIBIT 10.02

               FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE
                    OF REAL PROPERTY AND ESCROW INSTRUCTIONS

                  THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this "AMENDMENT") is made effective as of March 9, 2004, by and between TREIT - Gateway Mall ND Fee, LLC, a Delaware limited liability company (the "Seller"), and VP Investments, L.L.C., a Utah limited liability company ("Buyer"), with respect to the following facts and circumstances:

                  A. Seller and Buyer are parties to that certain Agreement for Purchase and sale of Real Property and Escrow Instructions dated as of March 5, 2004 (the "Agreement"), under which Buyer has agreed to buy from Seller, and Seller has agreed to sell to Buyer, certain property commonly known as "Gateway Mall", located in Bismarck, North Dakota, and more particularly described therein (the "PROPERTY"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

                  B. Seller and Buyer enter into this Amendment to amend certain provisions of the Agreement, all upon the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree to amend the Agreement as follows:

                  1. Closing Date. Section 5.2 of the Agreement is modified to provide that the Closing Date shall be on or before March 16, 2004.

                  2. Property Taxes. The parties agree that, notwithstanding North Dakota custom to the contrary, Seller shall pay the 2003 property taxes for the Property at the Close of Escrow.

                  3. Management Agreement. The parties acknowledge that, by becoming owner of the ground lessee of the Property, TREIT - Gateway Mall ND, LLC ("Ground Lessee") Buyer will assume the existing management agreement (the "Management Agreement") between Ground Lessee and Triple Net Properties Realty Inc. ("Property Manager"), a copy of which is attached hereto as Exhibit A. Furthermore, any net proceeds due to Buyer, pursuant to the approved settlement statements for the transaction shall not be released to the Buyer, but rather shall be paid directly to the Property Manager to be placed in the property management account, on behalf of Buyer, for use in the management of the Property, pursuant to the Management Agreement.

                  4. Note. The parties agree that the Note which has been executed by Ralph R. Moffat ("Moffat") prior to the date hereof shall be returned to Moffat and destroyed. The parties agree that, notwithstanding anything to the contrary contained in the Agreement, Moffat shall, on March 15, 2004, execute a note in the amount of Eight Million Seven Hundred Thousand Dollars ($8,700,000.00), in substantially the form attached to the Agreement as Exhibit B, but with a maturity date which is ninety (90) days after the Close of Escrow, with an interest rate of six percent (6%) (the "Short Term Note"). The parties agree that, upon receipt by Buyer of the proceeds of its pending financing with LaSalle Bank, NA of Seven Million Dollars ($7,000,000.00) (the "LaSalle Loan"), Buyer will deliver to Escrow, for the benefit of Seller (a)

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an amount equal to Six Million Five Hundred Thousand Dollars ($6,500,000.00);
and (b) a note from Moffat in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000.00) in substantially the form attached to the Agreement as Exhibit B, but with a maturity date which is co-terminous with the note delivered in connection with the LaSalle Loan, and with an interest rate calculated as provided in Section 5 of this Amendment (the "Long Term Note"). Escrow shall release to Seller the items described in clauses (a) and (b) above upon receipt from Seller of the original Short Term Note, marked "PAID IN FULL".

                  5. Long Term Note Interest Rate. The Long Term Note shall bear interest at a fixed rate equal to the rate which would provide the Buyer and Moffat with an overall blended rate of six percent (6%). The parties acknowledge that if Moffat retained the Short Term Loan for the entire $8,700,000 balance, Moffat would have incurred Five Hundred Twenty Two Thousands Dollars ($522,000) of annual interest. The amount of annual interest which will accrue on the Long Term Note will be calculated by subtracting from Five Hundred Twenty Two Thousands Dollars ($522,000) an amount calculated by multiplying the initial rate owed on the LaSalle Loan by the original principal amount of the LaSalle Loan. The interest rate for the Long Term Note shall be calculated by dividing the amount of annual interest which will accrue on the Long Term Note by Two Million Two Hundred Thousand Dollars ($2,200,000.00), which is the original principal balance of the Long Term Loan.

                  6. Effect of Amendment. The terms and provisions of the Agreement, as amended hereby, are reaffirmed and continue in full force and effect. In the event of any inconsistency between this Amendment and the Agreement, the terms of this Amendment shall govern and control.

                  7. Miscellaneous. This Amendment shall be binding upon the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. Facsimile signatures appearing hereon shall be deemed to be originals, this Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

                            [SIGNATURES ON NEXT PAGE]

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         IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Amendment as of the date first written above.

SELLER:

TREIT - Gateway Mall ND Fee, LLC,
a Delaware limited liability company

         By: Triple Net Properties, LLC

             a Virginia limited liability company,
             its Manager

             By:_________________________________________
                      Anthony W. Thompson, President

BUYER:

VP Investments, L.L.C., a Utah limited liability company

By:________________________________________________
         Ralph R. Moffat

Its:__________________________________________

CONSENTED AND AGREED:

TREIT, LP                                      _____________________________
a Virginia limited partnership                 Ralph R. Moffat, individually

By:  TREIT Inc.
Its: General Partner

     By:___________________________
        Anthony W. Thompson, President

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                        EXHIBIT A - MANAGEMENT AGREEMENT

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